                                                                   EXHIBIT 10.37

                       AGREEMENT FOR THE PURCHASE OF DEBTS

1        PARTIES
         -------

         (1) VENTURE FINANCE PLC ("Venture") of Sussex House Perrymount Road Haywards Heath West Sussex RH16 1DN incorporated in England with registered number 2281768.

         (2) THE CLIENT ("Client") named in paragraph 1(a) of the Schedule ("the Schedule") annexed to and forming part of this Agreement ("this Agreement").

2        DATE
         ----

         This Agreement shall be treated as being made on the date which the last of either Venture or the Client shall execute it.

3        DEFINITIONS AND INTERPRETATION
         ------------------------------

         (1) The expressions specified in Appendix A forming part of this Agreement shall have the meanings assigned to them therein. This Agreement shall be construed in accordance with Appendix B.

         (2) Where in connection with any legal jurisdiction outside England and Wales a word or phrase in this Agreement has no precise counterpart, then this Agreement shall be interpreted as if that word or phrase referred to the closest equivalent in the jurisdiction concerned.

4        TRANSFER OF OWNERSHIP OF DEBTS
         ------------------------------

         (1) This Agreement is for the Sale by the Client and the Purchase by Venture of all Debts, which are in existence at the Commencement Date or which afterwards arise during the currency of this Agreement. On the Commencement Date the Client shall deliver an Offer in respect of each such Debt unpaid at that date. Venture shall only accept such Offer by crediting the value of the Debt, as shown in the Offer, to the Debts Purchased Account, where upon Venture's ownership of such Debt shall be complete.

         (2) The ownership of every Debt coming into existence after the Commencement Date and until the ending of this Agreement shall vest in Venture automatically upon such Debt coming into existence without any further act on the part of either Venture or the Client.

         (3) Upon the vesting in Venture of each Debt pursuant to clauses 4(1) and 4(2) there shall also vest in Venture the ownership of all Related Rights to such Debt.

5        PERFECTION OF FACTOR'S TITLE
         ----------------------------

         The Client shall at any time, at the request of Venture and at the expense of the Client, execute and deliver to Venture a formal written assignment (with the applicable stamp duty endorsed thereon) of any Debt or Related Rights owned by Venture. The Client shall hold in trust for Venture (and separately from the Client's own property) any Debt or Related Rights purchased by Venture of which the ownership shall fail to vest in Venture for any reason.

6        PURCHASE PRICE AND NOTIFICATION OF DEBTS
         ----------------------------------------

         (1) Subject to the other provisions of this Agreement the Purchase Price of each Debt, together with its Related Rights, shall be equivalent to the amount payable by the Debtor in respect of such Debt, including any tax or duty, according to the relevant Sale Contract, after there has been deducted therefrom:

                  (i) any discount, allowance or other deduction allowed or allowable by the Client to the Debtor; and

                  (ii) the Discount Charge in respect of such Debt, calculated in accordance with clause 9(3).

         (2) The Client shall promptly notify Venture of each Debt created after the Commencement Date and vesting in Venture in such manner and with such particulars and documents evidencing the Debt as Venture may from time to time require. Notification shall be as soon as the relevant Goods have been Delivered, or at any other time if so required by Venture. A Notification shall not include any Debt previously notified or subject to an offer.

         (3) If in relation to any Debt the Client is unable to give to Venture every one of the warranties and undertakings contained in this Agreement, then the Client shall notify such Debt to Venture separately from other Debts and clearly mark the relevant Notification to that effect. All such Debts shall be Disapproved Debts.

7        CREDIT OF THE PURCHASE PRICE AND PAYMENT BY VENTURE
         ---------------------------------------------------

         (1) Following receipt of a Notification, Venture shall on the next Working Day credit the Purchase Price to the Debts Purchased Account. For administrative convenience Venture may make such credit before the deduction of any of the items which, in accordance with clause 6(1), are to be deducted in computing the Purchase Price. Venture may consequently, if it so wishes, aggregate and debit all such items at any time thereafter to either the Debts Purchased Account or the Current Account.

         (2) Venture shall make appropriate accounting entries on the Transfer Date to effect the transfer of the Purchase Price of a Debt from the Debts Purchased Account to the credit of the Current Account. The Transfer Date shall be:

                  (i) where it is specified in paragraph 8 of the Schedule that Venture is to collect the Debts:-

                           (a) and where the relevant remittance is by Sterling cheque or Bill of Exchange drawn on or accepted for payment at a bank in the United Kingdom: whichever is the later of the day Venture lodges the instrument of payment with its banker for collection or the day the instrument of payment shall be payable or the day Venture shall identify such payment as being in respect of a specific Notified Debt;

                           (b) but where the relevant remittance is by cheque or Bill of Exchange otherwise than in Sterling and/or by cheque or by Bill of Exchange drawn on or accepted for payment at a bank not in the United Kingdom: whichever is the later of either the day Venture receives notice it has received value for such remittance or the day Venture shall identify such payment as being in respect of a Notified Debt;

                           (c)      but where the payment is made by an
                                    electronic funds transfer direct to
                                    Venture's bank account: whichever is the later of either one Working Day after it is credited to such account or the day Venture shall identify it to be in respect of a specific Notified Debt;

                           (d) but where it is specified in paragraph 5 of the Schedule that the general nature of this Agreement is "With Bad Debt Protection" and the Purchase Price of a Credit Approved Debt shall not have been transferred to the Current Account: whichever is the earlier of five Working Days after the end of the fourth calendar month following the end of the month in which the Debt shall have fallen due for payment or five Working Days after Venture receives confirmation of the Insolvency of the Debtor, (except in respect of Export Debts when it shall be the date referred to in the rider to the Schedule - as varied at Venture's discretion from time to time - by reference to the country to which the relevant invoice is addressed); or

                  (ii) where it is specified in paragraph 8 of the Schedule that the Client is to act as Agent of Venture:-

                           (a) one Working Day after the credit of the relevant remittance to the bank account, established by Venture for the purpose of receiving such remittances; or

                           (b) where it is specified in paragraph 5 of the Schedule that the general nature of this Agreement is "With Bad Debt Protection" and the Purchase Price of a Credit Approved Debt shall not have been transferred to the Current Account and the Client has provided evidence of the validity of the Debt and of compliance with the matters referred to in clause 12(4)(i)(c):- five Working Days after Venture shall receive confirmation of the Insolvency of the Debtor, (except in respect of Export Debts when it shall be the date referred to in the rider to the Schedule - as varied at Venture's discretion from time to time - by reference to the country to which the relevant invoice is addressed).

         (3) Where the Purchase Price of a Debt is to be transferred in accordance with clause 7(2)(i)(d) or 7(2)(ii)(b) Venture may prior to such transfer deduct the amount of any Client Bad Debt Risk but so that the total amount so deducted in relation to a single debtor shall not exceed the amount specified in paragraph 14 of the Schedule.

         (4) If, following receipt of an instrument of payment from a Debtor, but prior to receipt of notification of its clearance for fate, Venture shall have transferred the Purchase Price of a Debt to the Current Account, then Venture shall be entitled to reverse such accounting entries on notification that the instrument has failed to be so cleared for fate.

         (5) In maintaining the Debts Purchased Account, Venture shall be entitled to debit thereto any discount, allowance or other deduction nature claimed by a Debtor at the time of making payment of any Debt to Venture and shall give notice thereof to the Client. However, upon written notice of objection by the Client within 14 days of such notice the deduction shall be credited back to the Debts Purchased Account and shall be treated as a Disapproved Debt.

         (6) The Client may at any time request Venture to pay to the Client, but in each case subject to Venture's right of set-off:

                  (i) any amount standing to the credit of the Client on the Current Account; or

                  (ii)     amounts up to the equivalent of the Availability.

                  Any payment made by Venture shall be sent in a sterling cheque by post either to the Client or to any bank account of the Client or, if the Client and Venture so agree verbally or in writing, shall be made by Bankers Automated Clearing System (sometimes known as BACS). If the Client and Venture agree verbally or in writing that instead of payment by cheque or BACS that Venture may make payments by the Clearing House

                  Automated Payment System (sometimes known as "CHAPS") then the Purchase Price shall be adjusted by a Supplementary Discount Charge and Venture shall be entitled to a transaction charge, (the amount of which shall be advised by Venture from time to time) in respect of each payment. Any payment shall be debited to the Current Account on the day Venture shall send a cheque or on the day Venture gives instructions to its bank for a payment by BACS or CHAPS.

         (7) Venture shall send or make available to the Client a statement of its accounts with the Client not less than once in each month or at such other intervals as may be agreed. Such statement shall be treated as correct and binding on the Client, except for manifest errors or errors in law or any error notified by the Client to Venture within fourteen days of its despatch.

         (8) Venture shall at any time be entitled to debit to the Current Account all liabilities of the Client to Venture, whether or not arising under this Agreement, present, future, contingent or prospective (including liability to Venture as the customer of another Client of Venture or for Value Added Tax). Where the amount can not be immediately ascertained Venture shall be entitled to make a reasonable estimate thereof. Until such liabilities shall be so debited Venture may set off the amount thereof against amounts payable to the Client.

8        FOREIGN CURRENCY DEBTS
         ----------------------

         (1) For the purpose of computing the Purchase Price of a Foreign Currency Debt and crediting it to the Debts Purchased Account in accordance with clause 7(1) Venture shall be entitled to use the Conversion Rate on the day it is so credited.

         (2) For the purpose of transferring the Purchase Price of a Foreign Currency Debt to the Current Account in accordance with clause 7(2) Venture shall be entitled to use the Conversion Rate on the Transfer Date. If the converted amount of the Debt transferred is more than the converted amount of the Purchase Price of that Debt, the difference shall be treated as an increase in the Purchase Price and if it is lower the difference shall be treated as a reduction in the Purchase Price.

         (3) On Recourse or Reassignment of any Foreign Currency Debt, the Repurchase Price shall be computed by reference to the Conversion Rate applied in crediting the Purchase Price to the Debts Purchased Account.

9        FACTORING FEES, DISCOUNT CHARGES, BANK AND OTHER CHARGES
         --------------------------------------------------------

         (1) Venture shall, upon delivery of a Notification, be entitled forthwith to charge a Factoring Fee equivalent to the percentage specified in paragraph 15 of the Schedule (or such other percentage or amounts as may be agreed by the parties in writing) of the notified value of such Debt and credit notes before the deduction of any discount or other allowance allowed or allowable at any time to the Debtor. Venture shall immediately debit the Factoring Fee to the Current Account.

         (2) If the total Factoring Fees during the period of three months immediately following the occurrence of a Right of Immediate Termination shall be less than the total Factoring Fees during the period of three months ended immediately before such right shall arise, then the Client shall pay to Venture a sum equal to the difference or Venture may debit the same to the Current Account. This shall be payable even if this Agreement shall end before the expiry of the three months and shall not affect any other rights of Venture arising out of such events. Should a Collection Transfer Fee become payable pursuant to clause 12(4)(ii) the relevant percentage for calculating the Factoring Fee in respect of all Debts Notified thereafter shall be the percentage stated in paragraph 17(ii) of the Schedule as being the Revised Factoring Fee, in substitution for that appearing in paragraph 15 of the Schedule.

         (3) The Discount Charge to be deducted in computing the Purchase Price of each Debt, in relation to which a Prepayment shall be made, shall be equivalent to the rate per annum specified in paragraph 16 of the Schedule (or such other rate as may be agreed by the parties in writing) calculated daily, with monthly rests, on the amount of such Prepayment from the date on which it is debited to the Current Account until four Working Days after the Transfer Date. For administrative convenience Venture may calculate the Discount Charge by reference to the Funds in Use at the end of each day. The total of the Discount Charges so calculated shall then be debited monthly.

         (4) Venture shall be entitled to debit the Current Account and / or the Debts Purchased Account with:

                  (i) all bank charges incurred by Venture in respect of an instrument of payment not cleared for fate as described in Clause 7(4) for a Debt which is not a Credit Approved Debt;

                  (ii) if so provided in paragraph 15 of the Schedule, all banking charges and other costs and expenses it may incur in relation to any account to which it directs that any payments by Debtors shall be credited;

                  (iii) such other charges or fees as are referred to in the Schedule or any rider to the Schedule and all bank charges incurred in collecting Export Debts and converting the proceeds of a Foreign Currency Debt into Sterling;

                  (iv) any amount due to Venture in relation to the matters referred to in clauses 14 and 18(2)(v);

                  (v)      any other amounts due to Venture.

         (5) Any amount debited to the Current Account shall be treated as a Prepayment for the purpose of calculating the Discount Charge.

         (6) All charges and fees to which Venture shall be entitled under the terms of this Agreement shall be calculated or charged exclusive of value added tax. Value added tax shall be payable upon issue by Venture of a value added tax invoice.

10       DISPUTES AND CREDIT NOTES
         -------------------------

         (1) If a Debtor disputes its liability to pay the full Notified amount of any Debt (less any discount or allowance approved by Venture) the Client shall forthwith notify Venture of such dispute (if the same has not already been advised to the Client by Venture) and undertakes:

                  (i) to use its best endeavours promptly to settle every such dispute, subject to the right of Venture itself to settle or compromise any such dispute or to require that the Client should settle or compromise it on such terms as Venture may in its absolute discretion think fit;

                  (ii) to perform promptly all further and continuing obligations of the Client to the Debtor under any Sale Contract and to give evidence to Venture of such performance and to agree that in the event of the failure of such performance Venture may itself perform such obligations at the expense of the Client;

                  (iii) to issue promptly all credit notes due in respect of Debts and to Notify same within three Working Days of issue subject to the right of Venture to require that no credit note shall be authorised or issued without Venture's consent and that the originals of such credit notes shall be sent to Venture;

                  and the Client shall be bound by anything done by or at the direction of Venture in accordance with this sub-clause (1), including any corresponding reduction in the Purchase Price.

         (2)      (i)      The amount of every credit note Notified pursuant
                           to clause 10(1)(iii) shall be treated as a reduction of the Purchase Price of the Debt to which the credit note relates and shall be debited to the Debts
                           Purchased Account.

                  (ii) The Client shall, if requested by Venture, give Venture a cheque, in favour of Venture, drawn on a London clearing bank for the amount of the credit note. On collection of the cheque its amount shall be credited to the Current Account.

11       DISAPPROVED DEBTS
         -----------------

         (1)      A Debt shall become a Disapproved Debt:

                  (i) if (when aggregated with all other Outstanding Debts owing by the same Debtor) it is not for the time being within the Funding Limit or within the Debtor Concentration; or

                  (ii) where paragraph 5 of the Schedule specifies that the general nature of this Agreement is "Without Bad Debt Protection" - at any time after the expiry of the recourse period specified in paragraph 13 of the Schedule; or

                  (iii) where the cost and expense in effecting its collection shall, in Venture's view, exceed its Purchase Price (except Credit Approved Debts) - at any time after Venture takes that view; or

                  (iv) where the Debtor claims to be unable to pay because of any laws, rules or regulations having the force of law (other than arising solely from the Debtor's insolvency) - at any time after such claim is made; or

                  (v) where it is the subject of a dispute described in clause 10 (1) - when such dispute arises; or

                  (vi) where there is a breach of warranty or undertaking given by the client - at the time of such breach; or

                  (vii) where it is (or is required to be) notified separately in accordance with clause 6 (3) - at the time when such notification is (or should be) made; or

                  (viii) where it does not fall within paragraph 6 of the Schedule - at the time that such Debt comes into existence; or

                  (ix)     Upon Venture exercising its rights under clause
                           19(2).

         (2)      Venture shall have Recourse in respect of:

                  (i) a Debt which is a Disapproved Debt because of clause 11(1)(v) - at any time after the sixtieth day after the arising of the dispute;

                  (ii) any other Disapproved Debt - at any time after the day on which it is due for payment or the day of its Disapproval;

                  (iii) any Debt which is not a Credit Approved Debt where paragraph 5 of the Schedule specifies that the general nature of this Agreement is "With Bad Debt Protection" - at any time after the day on which it is due for payment;

                  (iv) the amount of any Client Bad Debt Risk - at the time it is deducted from the Purchase Price of a Debt in accordance with clause 7(3).

12       NOTICES TO AND COLLECTIONS FROM DEBTORS
         ---------------------------------------

         (1) Whilst the ownership of any Debt remains vested in Venture or any Debt is held in trust for Venture pursuant to Clause 5, Venture shall have the sole right to enforce payment of and determine whether such Debt shall be collected by Venture or by the Client (as the agent of Venture) and to institute, carry on, defend or compromise proceedings in its own name or the name of the Client in such manner and upon such terms as it may in its absolute discretion think fit. The Client shall co-operate in such enforcement, collection or proceedings and in the recovery of any Transferred Goods.

         (2) Where paragraph 7 of the Schedule specifies that notice of assignment shall be given such notice shall state, inter alia, that the Debt to which it relates has been purchased by and assigned to Venture and the Client undertakes:-

                  (i) in respect of every Debt vesting in Venture, to give such notice in the manner and form prescribed by Venture; and

                  (ii) to use its best endeavours to ensure that each Debtor makes payment in accordance with such notice and, without affecting such obligation, at its own expense to despatch a letter in terms stipulated by Venture to any Debtor ignoring such notice or any part thereof and to send to Venture a copy of each such letter.

         (3) Even though paragraph 7 of the Schedule specifies that no notice of assignment shall be given Venture may, at any time by notice to the Client, require that the Client shall forthwith give the notices prescribed in Clause 12(2) in such form and manner as Venture may direct.

         (4)      Where there is reference to "Agent" in paragraph 8 of the
                  Schedule:

                  (i) Venture hereby appoints the Client as the agent of Venture, until notice to the contrary and without prejudice to Venture's rights pursuant to Clause 12(1), for the purpose of administering the accounts of Debtors and procuring the collection of Debts for the benefit of Venture. The Client hereby accepts such appointment and undertakes:

                           (a) to act promptly and efficiently in carrying out such tasks; and

                           (b) not to hold itself out as the agent of Venture, except while the provisions of this clause 12(4) apply, and while such provisions apply not to hold itself out as the agent of Venture for any other purpose; and

                           (c) to obtain the prior written approval of Venture to the debt collection procedures to be adopted and shall at all times adhere to these and obtain approval to any variations; and

                           (d) to furnish Venture, by such date in each month as Venture may direct, with copies of such records, statements and accounts of Debtors and such reconciliation's to the Debts Purchased Account as Venture may require.

                  (ii) Venture may, at any time by notice to the Client, withdraw such appointment. Upon or at any time after such withdrawal Venture shall be entitled to debit the Current Account with the Collection Transfer Fee calculated in the manner specified in paragraph 17(i) of the Schedule.

         (5) The Client shall at its own cost forthwith deliver to Venture or, if so required by Venture, directly to a bank account designated by Venture the actual cash, cheque, instrument or payment received by the Client in or on account of the discharge of each Debt. Until so delivered, the Client shall meanwhile hold such cash, cheque, instrument or payment in trust for Venture. The Client shall not deal with, negotiate or pay the same into any bank account unless so directed by Venture. If it be necessary for any instrument to be endorsed to enable Venture to receive payment then the Client shall endorse the same prior to its delivery to Venture. If so required, the Client shall give an indemnity to Venture's bankers in respect of "account payee" cheques made payable to the Client and so endorsed.

         (6) Any Transferred Goods shall be notified by the Client to Venture and shall be set aside and marked with Venture's name as owner. Venture shall have the right without notice to the Client to take possession of and sell any Transferred Goods upon such terms and at such prices as Venture may in its absolute discretion decide.

13       CREDIT LIMITS AND ALLOCATION OF PAYMENTS
         ----------------------------------------

         (1) Credit Limits will be established by Venture only where Paragraph 5 of the Schedule specifies that the general nature of this Agreement is to be `With Bad Debt Protection'.

         (2) Any Credit Limit may, in Venture's absolute discretion, be increased, reduced or cancelled by Venture at any time. Any increase must be by written or electronic notice to the Client or by making the same available by electronic interrogation of Venture's computer. Any such change shall take immediate effect, except that no reduction or cancellation shall affect any Debt which:

                  (i) shall have arisen from Goods Delivered before the service of notice on the Client of such reduction or cancellation; and

                  (ii) at the time of such service shall be (when totalled with all other Debts owing by the Debtor) within the Credit Limit.

         (3) Where two or more Debts are owing by the same Debtor they shall be treated as falling within the Credit Limit in the order in which they are Notified.

         (4) When a Credit Approved Debt shall be discharged by a Debtor then the next Debt in the order referred to in clause 13(3) shall become a Credit Approved Debt to the extent that it falls within a Credit Limit.

         (5) When Credit Approved Debts and other Debts are owing by the same Debtor Venture shall have the right to allocate any payment by the Debtor or any credit or allowance granted by the Client to the Debtor or any sum by way of dividend or benefit in satisfaction of any Credit Approved Debt in priority to any other Debt, despite any contrary allocation by the Debtor or the Client.

         (6) The Client shall not disclose to the Debtor or any third party the amount of or absence of any Credit Limit or the reasons for such Credit Limit.

14       CREDIT BALANCES
         ---------------

         The Client hereby irrevocably authorises Venture to make payment to any Debtor on account of or in settlement of any credit balance appearing on its account in the records of Venture, whether such credit balance arises from the issue of a credit note by the Client or otherwise. Until such payment shall be made by Venture any such credit balance shall be a prospective liability of the Client to Venture.

15       RECOVERY OF VALUE ADDED TAX
         ---------------------------

         (1) For the purpose of enabling the client to recover from H.M. Customs and Excise any value added tax included in any Credit Approved Debt unpaid for such period as would have enabled the Client to make a claim for value added tax bad debt relief but for its assignment to Venture, the following provisions shall apply.

         (2) Venture may reassign the Debt to the Client for a consideration equal to the amount of value added tax included in the Debt and any dividend or benefit recovered. The Client also irrevocably authorises Venture in the name of the Client to submit a proof of debt in the estate of the relevant Debtor.

         (3) The Client shall immediately upon receipt pay to Venture (or in Venture's absolute discretion Venture may debit the Current Account with) and meanwhile hold in trust for Venture the amount of any dividend or other benefit received or receivable in reduction of such Debt.

         (4) On the Transfer Date Venture may set off against the Purchase Price of an Outstanding Credit Approved Debt the amount of any value added tax included in the Debt.

         (5) Any payment by Venture to the Client in respect of a Credit Approved Debt shall not discharge the consideration due from the Debtor to the Client for the taxable supply.

16       CLIENT'S ACCOUNTS AND RECORDS
         -----------------------------

         (1) Whether or not the Client is a body corporate, it shall provide for Venture:

                  (i) a signed copy of its and in addition such Associates' audited balance sheet and accounts as Venture may require for each year or accounting reference period (as defined in the Companies Act 1985) ending during the currency of this Agreement, within six months of the end of such period (and shall promptly advise Venture of any change to its accounting reference period); and

                  (ii) such other accounts or statements of its financial position or affairs as Venture may at any time require.

         (2) The Client, if so required by Venture, shall procure at its own expense that the Client's auditors report directly to Venture on any matters relating to the financial affairs of the Client.

         (3) The Client shall promptly provide Venture (at the Client's expense) with such of the Financial Records included in the Related Rights or copies of them and of any other records or documents of the Client as Venture may at any time require or any other evidence of the performance of Contracts of Sale.

         (4) Any official or duly authorised representative or agent of Venture may at any time (at the Client's expense) enter upon any premises at which the Client carries on business and inspect and/or take copies of the Financial Records or other records or documents of the Client.

         (5) The Client shall permit or procure the verification of Debts in such manner as shall be determined by Venture in its absolute discretion.

17       POWER OF ATTORNEY
         -----------------

         (1) The Client hereby irrevocably appoints Venture and the Directors and the Company Secretary and every other officer for the time being of Venture jointly and each of them severally to be the Client's attorney in the name of the Client to execute such deeds or documents and to complete and endorse such instruments and to institute or defend such proceedings and to perform such other acts as Venture may consider requisite in order to perfect Venture's title to any Debt or Related Rights and to secure performance of any of the Client's obligations under this Agreement or under any Sale Contract or to obtain payment of Debts.

         (2) Venture or its Directors and the Company Secretary and every other officer of Venture for the time being are empowered to appoint and remove at will any substitute attorney or agent for the Client in respect of any of the matters referred to in clause 17(1).

         (3) The Client agrees to ratify and confirm whatever Venture or its Directors or Company Secretary or Officers substitutes and agents shall lawfully do pursuant to the above power of attorney.

18       WARRANTIES AND UNDERTAKINGS OF THE CLIENT
         -----------------------------------------

         (1) In addition to and without affecting any other undertaking given elsewhere in this Agreement the Client warrants and the same shall be deemed repeated on the delivery of each Notification, namely:

                  (i) that save as disclosed by the Client to Venture in writing no disposition, charge, trust or encumbrance (whether created by the Client or otherwise) affects or may affect any of the Debts or Related Rights vesting in Venture and that no supplier to the Client has or may have any claim to any such Debt or Related Rights, whether or not by equitable tracing right;

                  (ii) that before entry into this Agreement the Client has disclosed to Venture every fact or matter known to the Client which the Client knew or should reasonably have known might influence Venture in any decision:

                           (a)      whether or not to enter into this Agreement;
                                    or

                           (b) to accept any person as a guarantor or indemnifier for the Client's obligations to Venture; or

                           (c)      as to the terms of this Agreement; or

                           (d)      as to the making of any Prepayment; or

                           (e) the designation of any Debt as a Credit Approved Debt.

         (2)      The Client undertakes to Venture:

                  (i) to disclose promptly to Venture any such fact or matter of which the Client becomes aware during the currency of this Agreement, including (without affecting the generality of clause 18(1)(ii)) any change or prospective change in the constitution or control of the Client or of any guarantor or indemnifier of the Client's obligations to Venture or any prospective security right to be created by the Client affecting any of its assets;

                  (ii) immediately after notifying Venture of any Debt, to make an appropriate entry in the Client's Financial Records regarding the sale of such Debt and in all cases in which the Client acts as agent of Venture pursuant to clause 12(4) to ensure that all accounts and records relating to Debtors are clearly marked that the Debts so recorded thereon have been sold to Venture;

                  (iii) to indemnify Venture against all costs and expenses (including administrative costs, legal fees, disbursements, opponent's and third party's costs) incurred by Venture in enforcing or attempting to enforce payment and collection of all Debts (other than Credit Approved Debts) and in settling or compromising any dispute or claim (whether justified or not) by a Debtor;

                  (iv) to pay to Venture all costs and expenses incurred by Venture in entering into this Agreement and in enforcing its terms or in obtaining a release or waiver in respect of the matters referred to in clause 18(1)(i);

                  (v) to indemnify Venture against all claims actions and demands made by any Debtor against Venture and all costs interest and expenses arising therefrom except where the same arises solely from the misconduct of Venture;

                  (vi) to ensure that all statements contained in and all signatures appearing on every order, invoice and other documents (including in particular all Notifications) supplied to Venture as evidence of or relating to the Debt are true and genuine.

         (3) The inclusion of any Debt in a Notification (other than a Notification pursuant to clause 6(3)) or in any report made to Venture pursuant to clause 12(4)(i)(d) shall be treated as a warranty by the Client that:

                  (i) the Sale Contract does not include any prohibition against the assignment of the Debt;

                  (ii) the Goods have been Delivered and the Debt is a legally binding obligation of the Debtor for the Notified amount and has arisen from a Sale Contract made in the ordinary course of the Client's business specified in paragraph 1(e) of the Schedule which:

                           (a) provides for the invoice to be expressed and payment to be made in a currency specified in paragraph 1(f)(i) of the Schedule and on terms of payment (which shall be stated on each and every invoice) not more liberal than those specified in paragraph 1(f)(ii) of the Schedule;

                           (b) is subject to the law of a country specified in paragraph 1(f)(iii) of the Schedule;

                           (c) is not regulated by the Consumer Credit Act 1974; and

                           (d)      is otherwise as approved by Venture

                           and the Client will not vary or attempt to vary any of the terms of any such Sale Contract without the prior written consent of Venture;

                  (iii) the Client has no obligations to the Debtor, other than under any Sale Contract and there exists no agreement between the Client and the Debtor for set-off or for abatement or whereby the amount of the Debt specified in the Notification may otherwise be reduced, except in accordance with the terms of the Sale Contract approved by Venture;

                  (iv) the Client is not in breach of any of its obligations under the relevant Sale Contract and the Debtor will accept the Goods and the invoice therefor without any dispute or claim, including claims for release of liability (or of inability to pay) because of force majeure or because of the requirements of any law wherever applying or of rules orders or regulations having the force of law in any jurisdiction; and

                  (v) the Debtor has an established place of business and is not an Associate, subsidiary, co-subsidiary, parent or associated company of the Client or under the same director or shareholder control as the Client.

19       COMMENCEMENT AND TERMINATION
         ----------------------------

         (1) This Agreement shall commence on the Commencement Date and, unless terminated pursuant to clause 19(2), shall continue for the minimum period set out in paragraph 3 of the Schedule and thereafter for successive periods equal to such minimum period unless terminated in accordance with this clause. Either party may give notice in writing to the other terminating this Agreement. Such a notice from Venture may be served at any time. Such a notice from the Client must be served in the calendar month immediately preceding the calendar month in which the anniversary of the commencement of this Agreement falls. In each case such notice shall be of not less than the period specified in paragraph 4 of the Schedule.

         (2) If any of the following events happen, Venture shall have the right by notice to the Client to terminate this Agreement forthwith or at any time thereafter:

                  (i) the Client's Insolvency or its calling any meeting of its creditors; or any petitions or applications being issued before a Court with a view to the Client's Insolvency;

                  (ii) a petition for an administration order pursuant to the Insolvency Act 1986 in relation to the Client (being a body corporate) or a resolution of its members for its winding up;

                  (iii) the dissolution of any partnership comprising the Client or any change in the constitution, composition or legal personality of the Client, whether by death, retirement, amalgamation, reconstruction, addition or otherwise;

                  (iv) the Client's income or assets or any part thereof being seized under any execution legal process or distress for rent or the making or threat of a garnishee order on any person indebted to the Client or the attachment or attempt of attachment to Outstanding Debts or any amount owed by Venture to the Client;

                  (v) if any of the Client's obligations to third parties for the repayment of borrowed money shall be declared due prior to their stated maturity dates by reason of default or shall not be paid when due;

                  (vi) if at any time the Client (whether or not a body corporate) is unable to pay its debts as defined in paragraph 123(1) of the Insolvency Act 1986, or if a statutory demand under the Insolvency Act 1986 be served on the Client, or if at any time the value of its assets disclosed in any balance sheet or financial statement shall be less than the amount of its liabilities (including any contingent or prospective liabilities), or if an encumbrancer shall take possession of any part of its income or assets, or the making of any garnishee order on Venture following a judgement against the Client;

                  (vii) the occurrence of any of the events similar to those referred to in paragraphs (i) to (vi) inclusive of this clause, in relation to any person who has given a guarantee or indemnity in respect of the Client's obligations under this Agreement or the death of any such person or the termination or attempted termination of any such guarantee or indemnity;

                  (viii) any breach of any covenant or undertaking given by any person in reliance upon which Venture entered into or continued this Agreement or the withdrawal or attempted withdrawal of any waiver release or priority given to Venture in relation to any security right affecting any asset of the Client;

                  (ix) the cessation or threatened cessation of the Client's business;

                  (x) any change in the business of the Client specified in paragraph 1(e) of the Schedule or change in ownership of 25% or more of the issued shares of the Client as at the date hereof or any change in the constitution or control of any other person referred to in clause 18(1)(ii)(b);

                  (xi) any breach of any of the Client's obligations, warranties or undertakings to Venture whether arising under this Agreement or any other agreement between Venture and the Client or under any guarantee or charge given by the Client to Venture or otherwise howsoever arising;

                  (xii) the failure by the Client to deliver any Notification for a period in excess of six weeks or the failure to deliver sufficient Notifications in any period of six consecutive weeks to provide Factoring Fees to Venture of at least (pound)100 (Pounds Sterling One Hundred) exclusive of Value Added Tax.

         (3) Upon or at any time following an event referred to in clause 19(2), Venture shall have:

                  (i) immediate Recourse in respect of all Outstanding Debts but so that the ownership of none of such Debts shall vest in the Client until the Repurchase Price of all such Debts has been received by Venture; and

                  (ii)     the right to do any or all of the following:

                           (a)      reduce the Prepayment Percentage to zero;

                           (b) demand immediate payment of all Funds in Use;

                           (c)      treat all Credit Approved Debts as
                                    Disapproved Debts;

                           (d) increase the Discount Charge by 2% (which the Client and Venture agree is an acceptable increase to compensate Venture for its increased risk in such circumstances)

                           (e) treat Debts which are afterwards Notified as Disapproved Debts.

         (4) Venture shall have no obligations to pay any sum to the Client whilst any petition or application shall be pending relating to the Client's Insolvency.

         (5)      (i)      Following the occurrence of an event referred
                           to in clause 19(2), Venture shall be entitled to debit the Current Account with the amount of all and any losses, damage, costs and/or expenses whether actual or contingent suffered or incurred by Venture
                           (including all additional out of pocket expenses (of whatsoever nature and howsoever arising) and the cost of all additional management time and effort expended by Venture in protecting or enforcing Venture's rights and interests acquired pursuant to this Agreement) as a consequence of the occurrence of such event. For the purposes of calculating the cost of such additional management time and effort Venture shall apportion the salary costs of its personnel involved on a pro rata basis according to the time spent by such personnel in managing the Client's account taking account only of such time as would not have been spent by such personnel had such event referred to in clause 19(2) not occurred.

                  (ii) In addition to all other sums payable by the Client under this Agreement should an event occur which is referred to in clause 19(2) which event has the consequence of Venture not being able to earn from the Client the fees and charges provided for in this Agreement for any period between the happening of such event and the earliest possible date upon which this Agreement could be validly terminated by notice from the Client, Venture shall be entitled to debit the Current Account with the amount of such fees and charges which Venture would have earned during such period had such event not occurred (or where such fees and charges are incapable of precise calculation, Venture's reasonable estimate of such fees and charges calculated in a reasonable manner consistent with the performance and forecasts of the Client prior to the happening of such event).

         (6) The Client agrees to be bound by a certificate (except as to manifest errors or errors in law) signed by the Company Secretary or a Director of Venture as to:

                  (i) the amount of the losses, damage, costs and/or expenses (actual or contingent) referred to in clause 19(5)(i) and the fees and charges referred to in clause 19 (5)(ii) and/or

                  (ii) the amount at any time owed by the Client to Venture or vice versa and however arising.

         (7) Unless specifically provided to the contrary termination of this Agreement shall neither affect the rights and obligations of either party in relation to Debts which are in existence on the date of termination nor the continued calculation of the Discount Charge. Such rights and obligations shall remain in full force and effect until duly extinguished.

20       EXCLUSION OF OTHER TERMS AND PRESERVATION OF VENTURE'S RIGHTS
         -------------------------------------------------------------

         (1) This Agreement (including the appendices hereto and the Schedule and any special conditions set out therein and any procedural steps stipulated pursuant to clause 20(4)) and any other document executed as a deed by both parties contains all the terms agreed between Venture and the Client, to the exclusion of any agreement, statement or representation however made by or on behalf of Venture prior to the making of this Agreement. In the event of any conflict between the terms of this Agreement and the procedural steps then this Agreement shall prevail. Except to the extent provided for in this Agreement, no variation of this Agreement shall be valid unless it is in writing and signed on behalf of the Client and signed on behalf of Venture by a Director or the Company Secretary or by any person from time to time authorised to sign on behalf of Venture.

         (2) Venture's rights under this Agreement shall not be affected in any way by the granting of time or indulgence by Venture to the Client or to any other person nor by any failure or delay in the exercise of any right or option under this Agreement or otherwise.

         (3) Venture shall be entitled to rely upon any act done or document signed or any telex or facsimile or oral communication sent by any person purporting to act, sign, send or make on behalf of the Client despite any defect in or absence of authority vested in such person.

         (4) The Client shall carry out the procedural steps stipulated by Venture for the efficient working of this Agreement.

         (5) The Client's obligations to Venture shall continue without any right of set-off or counterclaim by the Client against Venture until all moneys due to Venture hereunder have been paid.

         (6) Venture may supply a copy of this Agreement or any variation of it to any party having security over the Client's assets.

21       COUNTER INDEMNITY
         -----------------

         (1) Venture will from time to time grant an indemnity (the "Indemnity") to its bankers in respect of facilities granted or to be granted to its Clients (including the Client).

                  (i) In consideration of Venture entering into the Agreement the Client undertakes:-

                           (a) to pay Venture upon demand any sum which may actually or contingently be payable by Venture to its bankers under the Indemnity; and

                           (b) to indemnify Venture and keep Venture indemnified and hold Venture harmless against all losses which may be incurred, suffered, claimed and/or made against Venture under the Indemnity.

         (2) The Client irrevocably authorises Venture to debit to any account in the Client's name in Venture's records the whole or any part of:-

                  (i)      any sum demanded by Venture pursuant to clause 1 (i)
                           (a) above;

                  (ii) any losses and any sums that may prospectively or contingently become due under this Indemnity

         (3) Venture may also set off all and any Losses or sums demanded or due from the Client against any amount that Venture may at any time owe to the Client. Where the amount of any Losses or other amount due from the Client cannot be immediately ascertained then Venture may make a reasonable estimate of them for the purpose of making such debit or set off.

         (4) The Client agrees that any request or demand, made upon Venture appearing or purporting to be made by or on behalf of its bankers, for payment of any sum under the Indemnity shall be sufficient authority for Venture to make any such payment. Venture need not enquire whether any such amount shall in fact be due or whether the demand or request has been properly made.

         (5) Venture may at all times set off and retain against monies due to the Client under the Agreement such sums as may actually or contingently be due by Venture to its bankers.

22       PROVISION OF ELECTRONIC DATA INTERCHANGE SERVICES
         -------------------------------------------------

         (1) Venture will provide access via their web site to their Electronic Data Interchange Facility and on line help screens.

         (2)      The Client undertakes to Venture:

                  (i) to ensure that all Messages it sends are correct and complete;

                  (ii) to comply at all times with the requirements and directions appearing in Venture'sweb site;

                  (iii)    to use the Services only for the Client's own needs ;

                  (iv) ensure that all persons within the Client's organisation keep the security access codes confidential and to change access codes when a person with such knowledge leaves their organisation;

                  (v) to pay to Venture all charges which Venture may from time to time notify to the Client as being payable in respect of the provision by Venture at the Client's request of any on-site technical assistance in respect of the Services.

         (3)      Commencement

                  Venture will advise the Client that the Service is available by issuing to the Client the initial security access code.

         (4)      Mutual Obligations

                  Each party undertakes:

                  (i) to maintain adequate computer systems (hardware and software) for the use of the Services and computer record security;

                  (ii) to use its best endeavours to maintain its computer systems virus free;

                  (iii) to take reasonable precautions to prevent unauthorised access to the Services;

                  (iv) to keep secret and confidential the method of operation of the Services, user identification codes, passwords, test keys, access codes and security procedures;

                  (v) to notify the other promptly if it learns or suspects that there has occurred any failure or delay in receiving or transmitting any Message, any error or fraud in affecting the sending or receiving of any Message or any programming error or defect or corruption of any Message, and to co-operate with the other party in trying to remedy the same;

                  (vi) to take all such appropriate steps and establish and maintain all appropriate procedures so as to ensure that as far as reasonably practicable Messages are properly stored, are not accessible to unauthorised persons, are not altered, lost or destroyed, and are capable of being retrieved only by properly authorised persons;

                  (vii) to ensure that any Message containing confidential information as designated by the sender of the Message is maintained by the recipient in confidence and is not disclosed to any unauthorised person or used by the recipient other than for the purposes of the business transaction to which it relates. Messages shall not be regarded as containing confidential information to the extent that such information is in the public domain, or the recipient is already in receipt of it prior to transmission by the sender or receives the information from a third party entitled to disclose it. Any authorised disclosure to another person shall be on the same terms as to confidentiality as required by the sender or as contained in this clause;

                  (viii) upon becoming aware of any breach of security in relation to any Message or the Electronic Data Interchange Facility, or in relation to the procedures implemented under this clause, to immediately inform the other party to this Agreement of such breach and shall use all reasonable endeavours to rectify the cause of such a breach as soon as possible;

                  (ix) to notify the other party immediately if it knows of or suspects any misuse or likely misuse of, or breach or likely breach of secrecy in respect of the Services, any Message (or any part thereof) or any passwords, access codes or other similar information.

         (5) Where permitted by law, the parties may apply special protection to Messages by encryption thereof or by any other agreed means.

         (6)      Logging & Copyright

                  (i) Venture's Master Log of Messages and data received or transmitted by Venture shall in the absence of manifest error, be conclusive proof and evidence of the Messages sent or received by Venture in connection with or referable to the Services and of the constituents of such Messages and the times at which they were sent or received.

                  (ii) The copyright and all other rights in Venture's web site and in any software used or provided by Venture or Venture's licensors in connection with Venture's web site or the Services shall at all times remain vested in Venture, or if the terms of any contract that Venture has with any licensor, otherwise specified, in such licensor. The Client will not copy any of the same without Venture's prior written consent.

         (7)      Liability

                  (i) Every message sent by the Client must identify the sender. Venture may accept and act upon any message ostensibly sent by the Client even though it may not originate from the Client or the person purporting to send the message shall lack authority and Venture shall be under no obligation to enquire as to any such matter;

                  (ii) The Client accepts that data available through the Services will be subject to change during the hours of business each day, particularly the details of items posted to the accounts of the Client with Venture and Venture shall not in any circumstances whatsoever have any liability to the Client for a change in such data occurring after the Client shall have acted in reliance thereon. In particular the Client should under no circumstances initiate payment to any third party based upon a message purporting to show that monies may be drawn by the Client from Venture. Venture shall confirm in accordance with its normal procedures the transmission of payments to the Client which payments shall only be made in accordance with the terms of the Agreement;

                  (iii) Venture shall not be liable for or in respect of any loss or damage or any failure to comply, or any delay in complying with its obligations hereunder or any other obligation in respect of the Services which is caused directly or indirectly by;

                           (a) any downtime, unavailability, failure or malfunction of any computer hardware equipment or software, or of any telephone line or other communication system, service, link or equipment, whether the property of Venture or the Client or any Internet service provider or any other party;

                           (b) suspension, alteration or withdrawal of the Services;

                           (c)      any error, discrepancy, corruption,
                                    incorrect formatting of or ambiguity in any Message received by Venture;

                           (d) industrial dispute, abnormal operating conditions, act or omission of the Client or any third party;

                           (e)      force majeure;

                   (iv) Venture shall not be liable to the Client for any consequential, special secondary or indirect loss or damage or any loss of or damage to goodwill, profits or anticipated savings suffered by the Client by reason of any of the matters referred to in clause
                           22.4 (1) to (ix) inclusive (however caused);

                  (v) The Client hereby agrees to indemnify Venture and keep Venture indemnified against all liabilities, damages and expenses arising out of the transmission or the receipt by Venture of incorrect, corrupted, ambiguous or inaccurate Messages (however caused);

                  (vi) All terms and conditions implied into this Agreement by law are expressly excluded to the fullest extent permissible by law;

                  (vii) Nothing in this clause 22.6 shall operate to excuse Venture from liability for loss or damage caused to or suffered by the Client which loss or damage is directly attributable to the negligence or fraud of any of Venture's officers.

         (8)      Messages

                  (i) Each party agrees to accord the messages the same status as would be accorded to a document or to information sent other than by electronic means, unless such Messages can be shown to have been corrupted during or upon transmission to Venture;

                  (ii) Where there is evidence that a Message has been corrupted or if any Message is identified or capable of being identified as incorrect it shall be re-transmitted by the sender as soon as practicable with a clear indication that it is a corrected Message. Any liability of the sender which would otherwise accrue from the sender's failure to comply with the provisions of this clause 22.8(ii) shall not accrue if clause 22.8(iii) applies;

                  (iii) Notwithstanding clauses 22.8(i) and 22.8(ii) Venture will not be liable for the consequences of an incomplete or incorrect Message if the error is or should in all the circumstances be reasonably obvious to the Client. In such event the Client must immediately notify Venture thereof;

                  (iv) If the recipient has reason to believe that a Message is not intended for him he should notify the sender and should delete from his system the information contained in such Message but not the record of its receipt.

         (9)       Suspension and Withdrawal

                  (i) Venture shall have the right without liability to the Client and without notice, at any time and from time to time, to suspend the operation of the Services whereupon no further Messages shall be sent or enquiries made by either party until Venture has agreed to re-activate the Services;

                  (ii) This service can be suspended or withdrawn for any reason, clauses 22.(1), 22.(2) and 22.(9) shall survive withdrawal of this Service;

                  (iii) Withdrawal of this service shall not affect any action required to complete or implement Messages, which are received by either of the parties prior to such withdrawal.

         (10)     General

                  Venture shall provide to the Client a telephone number and e-mail address for access to Venture's "help desk" support for the Services. Venture is not bound to maintain the availability of the "help desk" and when available the "help desk" will be staffed by Venture only during Venture's normal business hours. The "help desk" will only provide assistance with regard to the Services and not in respect of any other software applications.

23       CONSTITUTION AND PLURALITY OF CLIENT
         ------------------------------------

         (1)      If the Client comprises a partnership:

                  (i) references to the Client in clauses 12(5), 19(2) and 19(4) shall be treated as references to any one or more of the partners;

                  (ii) all undertakings and warranties given to Venture shall be treated as having been given by every one of the partners;

                  (iii) the liability of the partners to Venture shall be joint and several and Venture may release or compromise with any one or more of the partners, without affecting its rights against the others;

                  (iv) Venture may in its absolute discretion treat any notice to or demand on any one or more of the partners as notice to or demand on them all and any notice to Venture by any one or more of the partners as notice by them all;

                  (v) all the persons who have executed this Agreement warrant that all the present partners of such partnership are named herein and without prejudice to Venture's rights will advise Venture of any changes.

         (2) If the Client is an individual or a partnership (and not a body corporate):

                  (i) except as provided in clause 19(2) this Agreement and all the terms hereof shall remain in full force and effect notwithstanding any change in the constitution of the Client whether by death retirement addition or otherwise;

                  (ii) the Client shall fully co-operate with Venture, when requested, to enable this Agreement to be registered at the Bills of Sale Registry;

                  (iii) the Client consents to Venture storing and processing information about the Client on Venture's and/or the ABN AMRO Holdings NV's computers and in any other way. The Client is aware that this will be used by Venture and other companies in the ABN AMRO Holdings NV to decide whether to continue with this Agreement or to vary its terms, for training purposes, credit or financial assessments, market and product analysis, making payments, recovering monies and preparing statistics. Information about the Client may also be used so that Venture can develop, improve and market its services to the Client and other clients and to protect Venture's interests (including establishing credit limits for the benefit of other clients or obtaining settlement of any liability of the Client to Venture). Venture may also use such information to prevent fraud and money laundering.

                  (iv) Venture will tell the Client if Venture makes a significant decision about the Client solely using an automatic decision making process. The Client can them request a review by Venture.

                  (v) Venture may from time to time make searches of the Client's record at one or more trade, credit reference or fraud prevention agencies. The Client's record with such agencies includes searches made and information given by other businesses. The details of Venture's search(es) will be kept by such agencies.

                  (vi) Venture may give information about the Client, its finances, this Agreement and any Debts sold to Venture to:-

                           (a) Venture's or the Client's insurers - so they can quote for and issue any policy or deal with any claims

                           (b) the Department of Trade and Industry in connection with an application under the Small Firms Loan Guarantee Scheme

                           (c) any guarantor or indemnifier of this Agreement - so they can assess their obligations to Venture or so Venture can enforce such obligations

                           (d) any business acting on Venture's behalf or the Client's behalf including accountants, bankers or solicitors - so they can carry out their services to Venture or the Client

                           (e) any business providing a similar service to Venture to whom the Client may wish to transfer - to facilitate such a transfer

                           (f) any business to whom Venture may wish to transfer the Debts - to facilitate such transfer

                           (g) anyone else to whom Venture transfers its rights or duties under this Agreement - so they can comply with or enforce this Agreement

                           (h) any introducer - so Venture can advise of income earned and commission due

                           Venture may also give out information about the Client if Venture has a duty to do so or if the law allows Venture to do so.

                  (vii) Unless the Client objects or has objected Venture (and other members of the ABN AMRO Holdings NV) may also contact the Client (by letter, telephone, fax or e-mail):

                           (a) about services and products which they consider may be of interest to the Client; or

                           (b) to carry out market research about their services and products (or those of third parties)

                  (viii) Unless the Client objects or has objected the Client consents to Venture giving the Client's name, address, business details and a short description of the facility contained in this Agreement to:

                           (a)      carefully selected/reputable/associated
                                    businesses/Group Companies;

                           (b)      joint venture partners

                           (c) brokers and introducers of business to Venture Finance Plc

                           (d)      the Department of Trade and Industry

                           (e)      insurers

                  (ix) the Client consents to Venture disclosing or transferring information held about the Client to countries outside the European Economic Area. The Client acknowledges its awareness that such countries may not have a level of data protection equivalent to that of the United Kingdom. These disclosures and transfers will be made for the purposes of:-

                           (a)      debt collecting

                           (b)      processing

                           (c)      head office reporting

                           (d)      statistical analysis

                  (x) For training and/or security purposes the Client's phone calls to Venture may be monitored and/or recorded

                  (xi) In respect of information about its sole trader and partnership Debtors any such information disclosed to Venture will be accurate and fully comply with the Data Protection Act 1998.

24       ASSIGNMENT OR DELEGATION BY CLIENT
         ----------------------------------

         The Client shall not be entitled to assign or charge or declare a trust over any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Venture.

25       NOTICES
         -------

         (1) Any notice or demand to be served or made by Venture under the terms of this Agreement shall be validly served or made:

                  (i) if handed to the Client or to any officer of or partner in the Client as appropriate; or

                  (ii) if delivered, or sent by facsimile transmission or post, to the address stated in the Schedule or the address of the Client last known to Venture or to any address at which the Client carries on business; or

                  (iii) if sent by electronic mail to the Client's e-mail address advised to Venture.

                  Notice or demands served personally by Venture shall take effect upon such service and those made by facsimile shall be treated as being received upon transmission. Notices sent and demands made by Venture by post or electronic mail shall be conclusively deemed to have been received no later than 10.00 a.m. on the next Working Day following the posting or despatch.

         (2) Any notice to be served on Venture must be in writing and delivered by Recorded Delivery post to the registered office of Venture or such other office, as Venture shall notify to the Client for the purpose of this sub-clause. They shall take effect at the time of delivery so recorded.

26       APPLICABLE LAW
         --------------

         The proper law of this Agreement both as to form and substance shall be the law of England and the Client hereby submits to the jurisdiction of the English Courts but without prejudice to the right of Venture to bring proceedings in the Courts of any territory in which the Client carries on business or may have assets.

                                  THE SCHEDULE

(forming part of an agreement for the purchase of Debts between Venture Finance PLC and the Client named in section 1(a) hereof)
All references in this Schedule to definitions shall be those in Appendix A to this Agreement

1        (a)      Name of Client (clause 1(2)):       Xcel Power Systems Limited

         (b)      Trading address of Client:          Brunswick Road
                                                      Cobbs Wood
                                                      Ashford
                                                      Kent
                                                      TN23 1EB

         (c)      Country of Incorporation:           England

         (d)      Registered Number:                  00575679

         (e)      Nature of Client's business         Design and Manufacture of
                  (clauses 18(3)(ii) and 19(2)(x))    Power Supplies

         (f)      Key provisions of Client's Sale Contract:

                  (i) Currency                        Sterling
                      (clause 18(3)(ii)(a)):

                  (ii) Terms of payment               Up to 90 days with maximum
                       (clause 18(3)(ii)(a)):         settlement discount of 5%

                  (iii) Governing Law                 England
                        (clause 18(3)(ii)(b)):

2        Commencement Date                            12th November 2002
         (clause 19(1) and definition of
         Commencement Date):

3        Minimum Period of Agreement                  Thirty Six Calendar Months
         (clause 19(1):

4        Period of Notice of Termination              Six Calendar Months
         (clause 19(1)):

5        General Nature of Agreement                  Without Bad Debt
         (clauses 7(2)(i)(d) and (ii)(b), 11(1)(ii),  Protection
         11(2)(iii) and 13(1):

6        Class or description of Debts for approval   All Debtors
         (clause 11(1)(viii)):

7        Provision for Notice of Assignment           No notice of assignment
         (clauses 12(2) and 12(3)):

8        Collection Arrangements                      The Client shall collect
         (clauses 7(2)(i) and (ii), 12(1) and 12(4)): the Debts as Agent of
                                                      Venture in accordance with
                                                      Clause 12(4)

9        Prepayment Percentage                        85%
         (definition of Availability and definition of Prepayment Percentage):

10       Review Limit                                 (pound)1,500,000 (Pounds
         (definition of Availability and definition   Sterling One Million
         of Review Limit):                            Five Hundred Thousand)
                                                      including an Advantage
                                                      Facility of up to(pound)
                                                      225,000 (Pounds Sterling
                                                      Two Hundred and Twenty
                                                      Five Thousand), a Term
                                                      Loan of up to (pound)
                                                      80,000 (Pounds Sterling
                                                      Eighty Thousand) and a
                                                      Cashflow Advance of up to
                                                      (pound)350,000 (Pounds
                                                      Sterling Three Hundred and
                                                      Fifty Thousand)

11       Debtor Concentration                         Up to 50% on BAE and up to
         (clause 11(1)(i) and definition of Debtor    20% on all others unless
         Concentration):                              otherwise approved.

12       Funding Limit                                N/A
         (clause 11(1)(i) and definition of Funding
         Limit):

13       Recourse period                              90 days from end of month
         (clause 11(1)(ii):                           of invoice date

14       Client Bad Debt Risk                         N/A
         (clauses 7(3) and 11(2)(iv)):

15       Factoring Fee, bank and other charges        0.25% plus VAT at the rate
         (clauses 9(1), 9(2) and 9(4) and definition  applicable, plus Bank
         of Factoring Fee and Export Charges):        charges

16       Discount Charge                              2.0% over the Base Rate of
         (clause 9(3) and definition of Discount      Venture's Bankers for the
         Charge):                                     time being in force for
                                                      Prepayments in Pounds
                                                      Sterling. 2.0% over
                                                      Venture cost of funds for
                                                      the time being in force
                                                      for Prepayments in agreed
                                                      currencies other than
                                                      Pounds Sterling.

17       (i)      Collection Transfer Fee             6% of the notified amount
                  (Clause 12(4)(ii))                  of all Outstanding Debts

18       (ii)     Revised Factoring Fee               2% (in substitution for
                  (Clause 9(2))                       the percentage stated in
                                                      paragraph 15 above)

18       Special Conditions:

         1. Prior to Venture making any Prepayment or payment due to the Client under this Agreement a release of the Debts will be required from any Debenture which exists or which may come into existence in the future and Venture will take a Fixed and Floating Charge over the assets of Xcel Power Systems Limited. Venture will require priority from any other chargeholder in respect of all assets and will additionally require any other floating chargeholder to either:
                  a) Not appoint a receiver without the prior written consent of Venture or
                  b) Provide not less than 28 days prior written notice to Venture of any intention to appoint a receiver.
                  Where the terms of any release require that all Prepayments or payments by Venture to the Client shall be sent to a bank account designated in the release then Venture will make payment accordingly.

         2. The Agreement is to be supported by the Corporate Guarantee and Indemnity of Microtel International Inc.

         3. The Agreement is to be supported by the Cross Corporate Guarantees and Indemnities of all associated companies, currently, Xcel Corporation Limited, Belix Power Conversion Limited and Belix Wound Components Limited. In support of Cross Corporate Guarantees and indemnities, Venture will take Fixed and Floating Charges over the assets of Xcel Corporation Limited, Belix Power Conversion Limited and Belix Wound Components Limited.

         4. Prior to Venture making any Prepayment, Venture will require to be named as First Loss Payee and Joint Insured under the terms of the stock and Buildings Contents insurance policy held by the Client.

         5. Prior to Venture making any Prepayment subordination of all loans to the Group from Microtel International Inc. will be required by Venture.

         6. Venture will charge an Arrangement Fee of (pound)1,000 (Pounds Sterling One Thousand) plus VAT at the rate applicable.

         7. Prior to Venture making any Prepayment confirmation and subordination of inter-company loans to the value of (pound)200,000 (Pounds Sterling Two Hundred Thousand) will be required by Venture.

         8. All legal fees incurred by Venture in satisfaction of the conditions are for the account of the Client.

         9. Venture will require signed audited accounts to be provided within six months of each year-end. Monthly management accounts (including both profit and loss account and balance sheet) will be required within 21 days of each month end. Should these not be received within the agreed timescale, Venture reserves the right to reduce the Prepayment Percentage.

         10. Venture will require an annotated open item aged debt analysis and sales ledger control account reconciliation, agreed back to the Debts Purchased Account, within 5 working days of each month end.

         11. Venture will require that a Letter be sent to all Debtors, which pay by BACS, advising them of the change in bank account details.

         12. Venture will require that a copy of the Client's Purchase Ledger be forwarded within 5 working days of each month end, and Venture reserves the right to hold contingency reserves in respect of contra accounts as it deems appropriate, such reserves shall be deemed as Disapproved Debts for the purposes of calculating Availability.

         13. Venture requires that the Client obtain signed proofs of delivery or collection in respect of each Debt and that these be retained for inspection by Venture from time to time.

         14. In the event that the balance of Debts more than 90 days from the end of month of invoice date exceeds 10% of the value of Debts Notified to Venture then Venture reserves the right to reduce the Prepayment Percentage.

         15. Venture will carry out periodic audits during the Agreement at a cost to the Client of (pound)500 (Pounds Sterling Five Hundred) per audit day, plus VAT at the rate applicable.

         16. Venture requires that the Fixed Charge cover, measured as the ratio of Earnings Before Interest, Tax, Depreciation and Amortisation (EBITDA), less non-financed capital expenditure to Total Interest Costs (net of any interest receivable) and scheduled term loan repayments, does not fall below 2 times when measured on a rolling 3 month basis.

         17. The Eligible Collateral Formula for the AdVantage Facility in respect of stock will be Raw Materials x 25% plus Work in Progress x 25% less preferential creditors subject to an AdVantage Limit of (pound)225,000 (Pounds Sterling Two Hundred and Twenty Five Thousand).

         18. Venture will require a detailed stock listing on a monthly basis. This report will be required within five working days of each period end and is to include details of all categories of stock and preferential creditor balances.

         19. The Eligible Collateral Formula for the AdVantage Loan Facility in respect of Plant & Machinery will be plant & machinery x 100% subject to an AdVantage Limit of (pound)80,000 (Pounds Sterling Eighty Thousand).

         20. Venture will require an annual valuation of any Fixed Assets detailed within the Eligible Collateral Formula to be conducted by a Valuer acceptable to Venture.

         21.      Either

                  Venture will require a waiver from the Landlord in respect of any premises where stock and/or Plant & Machinery is located, which is made available to us as collateral:

                  Or

                  Venture will hold a reserve in respect of 3 months rent in respect of any premises where stock and/or Plant & Machinery is located, which is made available to us as collateral.

         22. There will be a Cashflow Loan of (pound)350,000 (Pounds Sterling Three Hundred and Fifty Thousand). An annually renewable Arrangement Fee of (pound)3,500 (Pounds Sterling Three Thousand Five Hundred) plus VAT at the rate applicable will apply.

IN WITNESS whereof such of the parties have executed this Deed in the manner described below.

EXECUTED AND DELIVERED AS A DEED by

PAUL BEVERIDGE                                         /S/ PAUL BEVERIDGE
--------------                                         ------------------

as Attorney for VENTURE FINANCE PLC

in the presence of:

PAUL ARPS                                              /S/ PAUL ARPS
--------------                                         ------------------

Address of Witness         SUSSEX HOUSE, PERRYMOUNT ROAD, HAYWARDS HEATH
                           ---------------------------------------------

on the 12 day of November 2002

Signed as a Deed by Xcel Power Systems Limited
on the                                    )
                                          )
    23 day of October 2002                )

Acting by:

C.T. OLIVA             Director           )     /S/ CARMINE T. OLIVA
-----------------------                          -------------------------------
                                          )

GRAHAM JEFFERIES       Director/Secretary )       /S/ GRAHAM JEFFERIES
-----------------------                          -------------------------------

Signed and Delivered as a Deed
by
as attorney for and on behalf of                     )
LLOYDS TSB BANK Plc in the                           )
presence of                                          )

Witness signature:         (ILLEGIBLE)
                   -------------------------------------------

Witness name:     /S/ (ILLEGIBLE)
              ------------------------------------------------

Witness Address:           LLOYDS TSB BANK plc
                           HORLEY SECURITIES CENTRE
                           P.O. BOX 104
                           13 HIGH STREET
                           HORLEY SURREY RH6 7YA

EXECUTED AND DELIVERED AS A DEED by

PAUL BEVERIDGE                                       /S/ PAUL BEVERIDGE
--------------                                       ------------------

as Attorney for VENTURE FINANCE PLC

in the presence of:

PAUL ARPS                                            /S/ PAUL ARPS
--------------                                       ------------------

Address of Witness    SUSSEX HOUSE, PERRYMOUNT ROAD, HAYWARDS HEATH, WEST SUSSEX
                      ----------------------------------------------------------

Signed as a Deed by
XCEL POWER SYSTEMS LIMITED
acting by Graham Jefferies              )        /S/ GRAHAM JEFFERIES
                                                 -------------------------------
a director and                          )
Carmine T. Oliva                        )        /S/ CARMINE T. OLIVA
                                                 -------------------------------
another director/the secretary          )

                            APPENDIX A - DEFINITIONS

"ABN AMRO HOLDINGS NV"
Any company in which ABN AMRO Holdings NV of the Netherlands has a beneficial shareholding either directly or indirectly or through any intermediary.

"ASSOCIATE"
An associate as defined in paragraph 184 of the Consumer Credit Act 1974 of the Client or a director or shareholder or employee of the Client.

"AVAILABILITY"
The lesser of:
(i) an amount calculated by applying the Prepayment Percentage to the credit balance on the Debts Purchased Account after deducting therefrom the total value of Disapproved Debts, or
(ii) the Review Limit, if any, shown in paragraph 10 of the Schedule and then, as applicable, either:
(iii)    adding thereto the credit balance on the Current Account, or
(iv)     deducting therefrom the Funds in Use.

"BASE RATE"
The Base Rate set by Venture Bankers subject to a minimum rate of 4%

"CLIENT BAD DEBT RISK"
For a Debtor the amount, if any, specified in paragraph 14 of the Schedule which will be subject to Venture's rights of Recourse and Reassignment regardless of the amount of any Credit Limit established in respect of the Debtor and the designation of Debts as Credited Approved Debts".

"COLLECTION TRANSFER FEE" The fee referred to in clause 12(4)(ii).

"COMMENCEMENT DATE"
The date of the commencement of this Agreement which is specified in paragraph 2 of the Schedule.

"CONVERSION RATE"
The spot buying rate notified by Venture's Bankers for the Currency of the Debts.

"CREDIT APPROVED DEBT"
If the Schedule states that the general nature of this facility is to be "With Bad Debt Protection" then any Notified Debt which is (when aggregated with all other Outstanding Debts owing by the same Debtor):
(i)      for the time being within a Credit Limit;
(ii) not one in respect of which the Client is in breach of any obligation under this Agreement;
(iii)    not in existence on the Commencement Date;
(iv) not one in respect of which Venture has Recourse. shall be a Credit Approved Debt.

"CREDIT LIMIT"
A limit established by Venture in its absolute discretion in relation to a Debtor.

"CURRENT ACCOUNT"
Any account maintained by Venture in the name of the Client for the recording of transactions between Venture and the Client.

"DATA LOG"
The complete record of transmissions exchanged between Venture and the Client representing Messages.

"DEBT"
Any book or other debt or monetary claim of any nature due or owing to the Client (including any financial obligation of a Debtor under a Sale Contract) together with any applicable tax or duty payable by the Debtor to the Client) and where the context so admits a part of a Debt.

"DEBTOR"
Any person, including any body of persons corporate or unincorporate, incurring any obligation to the Client (whether under a present, future or prospective Sale Contract or otherwise) and where the context so permits the person having the duty to administer the Debtor's estate upon death or Insolvency.

"DEBTOR CONCENTRATION"
The maximum amount of the Outstanding Debts of a single Debtor equivalent to the percentage specified in paragraph 11 of the Schedule of all Outstanding Debts.

"DEBTS PURCHASED ACCOUNT"
Any account maintained in the records of Venture in the name of the Client for the purpose of recording the Purchase Price of Debts (together with any Related Rights pertaining thereto).

"DELIVERED"
In the case of Goods, means they have been despatched to or to the order of the Debtor and, in the case of services, means they have been completed.

"DISAPPROVED DEBT"
A Debt which is disapproved in accordance with clause 11(1).

"DISCOUNT CHARGE"
The charge for Prepayments (if any) made by Venture.

"ELECTRONIC DATA INTERCHANGE FACILITY"
An Internet web site and/or any other form of electronic communication and/or software maintained and made available for the purpose of enabling data to be transmitted between Venture and the Client.

"EXPORT CHARGES"
A charge in addition to the Factoring Fee for each invoice. Additionally where the general nature of this facility is "With Bad Debt Protection", a charge for each credit application. A list of charges is available on request.

 "EXPORT DEBT"
A Debt evidenced by an invoice addressed to a Debtor outside the United Kingdom.

"FACTORING FEE" The fee referred to in clause 9(1).

"FINANCIAL RECORDS"
The ledgers, computer data, records, documents, disks, machine readable material on or by which the financial or other information pertaining to a Debt is recorded or evidenced and any equipment necessary for reading or amending the same.

"FOREIGN CURRENCY DEBT"
Any Debt which is represented by an invoice expressed otherwise than in Sterling or is payable otherwise than in Sterling in the United Kingdom in accordance with the Sale Contract giving rise to it.

"FORCE MAJEURE"
In relation to any party, any circumstances beyond the reasonable control of that party (including without limitation, any strike, lock-out or other form of industrial action).

"FUNDING LIMIT"
In relation to a Debtor:- the amount specified in paragraph 12 of the Schedule or such other amount as Venture may from time to time in its absolute discretion determine.

"FUNDS IN USE"
The debit balance, if any, on the Current Account arrived at by aggregating all Prepayments made by Venture to the Client which have been debited to a Current Account (together with all sums treated as Prepayments by virtue of clause 9(5)) and deducting therefrom the aggregate of Debts transferred to the Current Account in accordance with clause 7(2).

"GOODS"
Any goods, services or work done with materials supplied or hiring which are the subject of a Sale Contract.

"INSOLVENCY"
(i)      in the case of an individual:- bankruptcy or sequestration;
(ii) in the case of a partnership:- winding up by the court or bankruptcy or sequestration;
(iii) in the case of a body corporate:- winding up by the court or voluntary winding up by reason of its inability to pay its debts or the appointment of an administrator pursuant to the Insolvency Act 1986 or of a receiver of any part or all of its income or assets; and
(iv) in any case:- any informal or voluntary arrangement (whether or not in accordance with the Insolvency Act 1986) with or for the benefit of the general body of creditors of the individual the partnership or the body corporate.

"MESSAGE"
Data and any e-mail or Internet message transmitted electronically between the parties via the Electronic Data Interchange Facility.

"NOTIFICATION"
An offer pursuant to Clause 4(1) or a notification of a Debt by the Client to Venture pursuant to clause 6(2) and a credit note pursuant to clause 10(1)(iii) and "Notified" and "Notify" shall be construed accordingly.

"OFFER"
An unconditional offer by the Client to sell a Debt and its Related Rights to Venture with full title guarantee to be made in such form and with such evidence of the performance of the Sale Contract as Venture may specify and where more than one Debt is at the same time subject to an Offer it shall be treated as an independent offer to sell to Venture each Debt so offered, which may be accepted or rejected by Venture entirely at Venture's absolute discretion.

"ONSET OF INSOLVENCY"
(i) in the case of sequestration or bankruptcy or winding up by the Court:- the date of the sequestration award or the bankruptcy or winding up order respectively;
(ii) in the case of voluntary winding up:- the date of the effective resolution for winding up by members of the body corporate;
(iii) in the case of the appointment of a receiver or administrator or judicial factor:- the date of his appointment;
(iv)     in the case of any arrangement:- the date when it is made;
(v)      in the case of a trust deed for creditors:- the date of its execution.

"OUTSTANDING DEBT"
Any Debt which has been included in a Notification and which remains vested in Venture and unpaid; and "Outstanding" shall be construed accordingly.

"PREPAYMENT"
A payment made by Venture to the Client on account of any Purchase Price (before the Transfer Date thereof).

"PREPAYMENT PERCENTAGE"
The percentage of the Purchase Price of each Debt which is specified in paragraph 9 of the Schedule or such other higher or lower percentage of the Purchase Price that Venture may from time to time in its absolute discretion determine.

"PURCHASE PRICE"
The amount payable by Venture to the Client for each Debt (and any Related Rights) vested in Venture and calculated in accordance with clause 6(1).

"REASSIGNMENT"
The transfer of ownership of a Debt from Venture to the Client.

"RECOURSE"
The right of Venture to require the Client to repurchase a Debt (together with its Related Rights) at its Repurchase Price or such lesser amount as Venture may require.

"RECOURSE DEBT"
A Debt in respect of which Venture shall have Recourse as provided in clause 11(2).

"RELATED RIGHTS"
(i) all the Client's rights as an unpaid Client, under the Sale Contract giving rise to a Debt, other than rights relating to ownership of Goods but without any obligation on Venture to complete the Sale Contract;
(ii) the benefit of all guarantees, indemnities, insurance's, instruments and securities given to or held by the Client in relation to such Debt;
(iii) all cheques, bills of exchange and other instruments held by or available to the Client in relation to such Debt;
(iv)     the Financial Records;
(v)      the Transferred Goods;
(vi) the right to call for the transfer to Venture of any Goods (except Transferred Goods) subject to a Sale Contract, except where ownership thereof has already vested in the Debtor.

"REPURCHASE PRICE"
In respect of a Recourse Debt the Notified amount of the Debt or the unrecovered proportion of it.

"REVIEW LIMIT"
The maximum Funds in Use as specified in paragraph 10 of the Schedule or as otherwise agreed by Venture.

"REVISED FACTORING FEE"
The fee referred to in the final sentence of clause 9(2).

"RIGHT OF IMMEDIATE TERMINATION"
The right of Venture to terminate this Agreement forthwith by notice in the circumstances described in clause 19(2), whether or not Venture shall have exercised that right.

"SALE CONTRACT"
A contract for the supply of Goods by the Client.

"SERVICES"
The provision to the Client of an electronic messaging capability and of certain information via the Electronic Data Interchange Facility for the purposes of operating the Agreement.

"STERLING"
The lawful currency of Great Britain and Northern Ireland.

"SUPPLEMENTARY DISCOUNT CHARGE"

A sum calculated by applying to the amount of any payment made by Venture to the Client by CHAPS, as provided by clause 7(6), the rate per annum specified in paragraph 16 of the Schedule for a period of four calendar days.

"TRANSFER DATE"
The day on which the Purchase Price of a Debt is to be transferred from the Debts Purchased Account to the Current Account as specified in clause 7(2).

"TRANSFERRED GOODS"
(i) Any Goods included in the Sale Contract which shall not have been Delivered before the Debt relating to such Goods shall have been notified to Venture in breach of the terms hereof; or
(ii) Goods which any Debtor shall reject or shall return to Venture or to the Client or indicate a wish so to do; or
(iii)    Goods which the Client or Venture recovers from the Debtor.

"UNITED KINGDOM"
Great Britain and Northern Ireland, but excluding the Channel Islands and the Isle of Man.

"VENTURES BANKERS"
HSBC Bank Plc or such other bank as Venture may from time to time, at its sole discretion, appoint as its bankers.

"WORKING DAY"
A day when both Venture and the bankers of Venture are both open for the usual conduct of business.

                           APPENDIX B - INTERPRETATION

(1)      In this Agreement except where the context otherwise requires:

         (i) the singular shall include the plural and vice versa;
         (ii)     any of the three genders shall include the other two;
         (iii) references to Venture shall include Venture's successors and assigns;
         (iv) references to a "clause" (except where otherwise specified) are to clauses of this Agreement;
         (v) references to any statute shall be treated as including its statutory modification or re-enactment or any relevant subordinate legislation.

(2) Headings to clauses are for reference only and shall not affect or limit the meaning or extent of any clause.

(3) References in the Schedule to clauses are to clauses of this Agreement and references to the Appendix are to the Appendix to this Agreement.

(4) References to "Agreement" shall be treated as including the Schedule and the Appendices.

(5)      Invalidity and Severability

         In the event of a conflict between any provision of clause 22 of the Agreement and any law regulation or decree affecting clause 22 of the Agreement then provision of clause 22 of the Agreement so affected shall be regarded as null and void or shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law regulation or decree but otherwise it shall not render null and void any other provision of clause 22 of the Agreement